Exhibit 99.1

United Rentals, Inc. 100 First Stamford Place Suite 700 Stamford, CT 06902 tel: 203 622-3131 fax: 203 622-6080

unitedrentals.com

United Rentals to Host Investor Day on May 31, 2023

STAMFORD, Conn. – April 5, 2023 – United Rentals, Inc. (NYSE: URI), the world’s largest equipment rental company, today announced it will host an Investor Day in New York City on Wednesday, May 31, 2023.

Matt Flannery, President and CEO, will be joined by other members of the executive management team to provide an in-depth review of United Rentals’ strategy, key initiatives, and financial performance. The event will include formal presentations followed by a Q&A panel session with senior leadership.

The event will begin at 1:00 p.m. (ET) and is expected to conclude by approximately 4:15 p.m. (ET). The event will be held both virtually and in-person. Due to space limitations, in-person attendance is by invitation only and advanced registration is required.

The live audio webcast of the conference, as well as the presentation materials, will be available to the public on the day of the event in the Investor Relations section of United Rentals’ website at https://www.unitedrentals.com/. The webcast replay will be available on the Investor Relations webpage within 24 hours following the event and will be archived for 12 months.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,462 rental locations in North America, 13 in Europe, 27 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 24,600 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,600 classes of equipment for rent with a total original cost of $19.61 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at https://www.unitedrentals.com/.

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Contact:

Ted Grace

Chief Financial Officer

O: (203) 618-7122

C: (203) 399-8951

tgrace@ur.com